UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2017

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On November 30, 2017, AVDC, Inc. (“AVDC”), a wholly owned subsidiary of Big Lots, Inc. (“we,” “us,” “our” or “Company”), entered into a Real Property Lease Agreement (“Lease”) with Wachovia Service Corporation (“Lessor”) pursuant to which Lessor will lease certain property located in The Town of Apple Valley, California (“Leased Property”) to AVDC. The Leased Property will consist of approximately 106 acres of land and a to-be-constructed approximately 1,350,000 square foot distribution facility (“Distribution Facility”).

Also on November 30, 2017, AVDC, Lessor, Wells Fargo Bank, N.A., as agent (“Agent”), and the lease participant parties thereto (the “Lease Participants”) entered into a Participation Agreement (“Participation Agreement”), pursuant to which Lessor and the Lease Participants will fund the costs of the acquisition of the Leased Property and the construction of the Distribution Facility in an aggregate amount not to exceed $160 million.

Also on November 30, 2017, AVDC and Lessor entered into a Construction Agency Agreement (“Agency Agreement”), pursuant to which Lessor designated AVDC as its exclusive agent in connection with the acquisition of the Leased Property and the construction of the Distribution Facility.

The Company, together with all of its direct and indirect subsidiaries that serve as guarantors under the Company’s credit agreement dated July 22, 2011, as amended, guaranteed all of AVDC’s payment and performance obligations under the Lease, the Participation Agreement, the Agency Agreement and related documents (the “Operative Agreements”). The Operative Agreements contain customary representations and warranties, covenants and events of default. AVDC’s obligations under the Operative Agreements are secured by a pledge of AVDC’s interest in the Leased Property pursuant to a Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated November 30, 2017 by AVDC in favor of First American Title Insurance Company, as trustee for the benefit of Agent.

The Lease provides for an initial term of 78 months. The Lease may be extended for up to three successive five-year terms, with each renewal subject to approval by the Lessor and the Lease Participants in their absolute discretion. Following the completion of the construction of the Distribution Facility, the Lease requires AVDC to pay basic rent on the scheduled payment dates in arrears in an amount equal to the Yield (as defined below) on the aggregate outstanding amounts advanced by Lessor and the Lease Participants to fund the acquisition of the Leased Property and the construction of the Distribution Facility. In addition to basic rent, AVDC must pay all costs and expenses associated with the use or occupancy of the Leased Property, including without limitation, maintenance, insurance and certain indemnity payments. AVDC will also be responsible for any applicable unused fees with respect to the construction period, break-funding costs, annual lease administration fees and increased costs.

During the term of the Lease, under certain circumstances and subject to certain limitations and if AVDC is not in default thereunder, AVDC shall have the option to: (1) purchase the Leased Property for the Termination Value; or (2) arrange for the sale of the Leased Property to a third party.

If an event of default occurs under the Agency Agreement during the construction period relating to the Leased Property (including, without limitation, failing to complete the construction of the Distribution Facility within 18 months of November 30, 2017), Lessor may, among other remedies, (1) terminate the Lease and the Agency Agreement, transfer the Property to AVDC and require AVDC to pay to Lessor, as liquidated damages, the Termination Value, or (2) pursue a sale of the Leased Property to an unrelated third-party. The maximum amount that Lessor and the other lessor parties shall be entitled to recover from AVDC or any guarantor under these circumstances may be limited. In the event of an event of default under the Agency Agreement relating to fraud or other bad acts, AVDC would be liable for 100% of the Termination Value.

If an event of default occurs under the Lease, Lessor generally has the right to recover from AVDC the Termination Value and, following such payment, AVDC is entitled to receive ownership in the Leased Property from Lessor. In certain instances, AVDC’s liability to pay the Termination Value to Lessor may be limited. The Lease will be subject to early termination upon the occurrence of certain casualty or condemnation events or certain environmental violations with respect to the Leased Property.

The “Termination Value” for the Leased Property at any time will equal the sum of: (1) the aggregate amount advanced by Lessor and the Lease Participants to fund the acquisition of the Leased Property and construction of the Distribution Facility; (2) any accrued and unpaid Yield on such advances; and (3) all rent and other amounts owing and unpaid to Lessor, the Lease Participants and Agent under the Lease, the Participation Agreement and related documents.

The “Yield” on amounts advanced by Lessor and the Lease Participants will be calculated based on the applicable LIBOR rate or the prime rate, as selected by AVDC, plus a margin based on our credit ratings. As of the date of this report, the LIBOR margin was 160 basis points.

Item 2.02    Results of Operations and Financial Condition.

On December 1, 2017, we issued a press release and conducted a conference call, both of which: (i) reported our third quarter fiscal 2017 unaudited results; (ii) provided an update on the status of our previously announced $150 million share repurchase program; (iii) provided initial guidance for the fourth quarter of fiscal 2017; and (iv) updated guidance for fiscal 2017.

The Earnings Press Release and conference call both included “non-GAAP financial measures,” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). Specifically, the following non-GAAP financial measures were included: (i) adjusted selling and administrative expenses; (ii) adjusted selling and administrative expense rate; (iii) adjusted operating profit; (iv) adjusted operating profit rate; (v) adjusted income tax expense; (vi) adjusted effective income tax rate; (vii) adjusted income from continuing operations; (viii) adjusted net income; (ix) adjusted diluted earnings per share from continuing operations; and (x) adjusted diluted earnings per share.
The non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) the following items for the periods noted:

Item	Fiscal 2017 Third Quarter	Fiscal 2017 Year-to-date	Fiscal 2016 Third Quarter	Fiscal 2016 Year-to-date	Fiscal 2016 Fourth Quarter	Fiscal 2016 Full Year
After-tax adjustment associated with gain on insurance recoveries of $1.9 million, or $0.04 per diluted share	X	X
After-tax adjustment associated with pension costs of $0.5 million, or $0.01 per diluted share			X
After-tax adjustment associated with pension costs of $2.5 million, or $0.05 per diluted share				X
After-tax adjustment associated with pension costs of $14.3 million, or $0.32 per diluted share					X
After-tax adjustment associated with gain on sale of real estate of $2.4 million, or $0.05 per diluted share					X	X
After-tax adjustment associated with pension costs of $16.8 million, or $0.37 per diluted share						X
The Earnings Press Release posted in the Investor Relations section of our website contains a presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and a reconciliation of the difference between the non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP.
Our management believes that disclosure of the non-GAAP financial measures provides useful information to investors because the non-GAAP financial measures present an alternative and more relevant method for measuring our operating performance, excluding special items included in the most directly comparable GAAP financial measures, which our management believes are more indicative of our ongoing operating results and financial condition. These non-GAAP financial measures, along with the most directly comparable GAAP financial measures, are used by our management to evaluate our operating performance.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Non-GAAP financial measures as reported by us may not be comparable to similarly titled items reported by other companies.
Attached as exhibits to this Form 8-K are copies of our December 1, 2017 press release (Exhibit 99.1) and the transcript of our December 1, 2017 conference call (Exhibit 99.2), including information concerning forward-looking statements and factors that may affect our future results. The information in Exhibits 99.1 and 99.2 is being furnished, not filed, pursuant to Item 2.02 of this Form 8-K. By furnishing the information in this Form 8-K and the attached exhibits, we are making no admission as to the materiality of any information in this Form 8-K or the exhibits.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.

The discussion of the Lease, the Participation Agreement and the Agency Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

Entry into 10b5-1 Plans by our CEO and Principal Executive Officers

On December 5, 2017, David J. Campisi, our President and Chief Executive Officer (currently on temporary medical leave), entered into a 10b5-1 Plan providing for a third-party broker to sell common shares of the Company that Mr. Campisi may acquire if the following awards vest, which is anticipated to occur in March and April of 2018: (1) the restricted stock awarded to Mr. Campisi in May of 2013; (2) the performance share units awarded to Mr. Campisi in March of 2015; (3) one-third of the restricted stock units awarded to Mr. Campisi in March 2015; (4) one-third of the restricted stock units awarded to Mr. Campisi in March 2016; and (5) one-third of the restricted stock units awarded to Mr. Campisi in March of 2017. Mr. Campisi’s plan also provides for a third-party broker to sell shares that he directly owns. Mr. Campisi established his 10b5-1 Plan for tax and financial planning purposes.

On December 5, 2017, Timothy A. Johnson, our Principal Executive Officer, as of December 3, 2017, and Executive Vice President, Chief Administrative Officer and Chief Financial Officer, entered into a 10b5-1 Plan providing for a third-party broker to sell common shares of the Company that Mr. Johnson may acquire if the following awards vest, which is anticipated to occur in March and April of 2018: (1) the restricted stock awarded to Mr. Johnson in March 2013; (2) the performance share units awarded to Mr. Johnson in March of 2015; (3) one-third of the restricted stock units awarded to Mr. Johnson in March 2015; (4) one-third of the restricted stock units awarded to Mr. Johnson in March 2016; and (5) one-third of the restricted stock units awarded to Mr. Johnson in March 2017. In addition, Mr. Johnson’s plan provides for a third-party broker to exercise certain employee stock options held by Mr. Johnson that will expire in 2018, and sell the shares of Company common stock acquired upon exercise. Exercises and sales of stock options under the plan are scheduled to begin on January 4, 2018 and terminate in March of 2018. Mr. Johnson established his 10b5-1 Plan for tax and financial planning purposes.

On December 5, 2017, Lisa M. Bachmann, our Principal Executive Officer, as of December 3, 2017, and Executive Vice President, Chief Merchandising and Operating Officer, entered into a 10b5-1 Plan providing for a third-party broker to sell common shares of the Company that Ms. Bachmann may acquire if the following awards vest, which is anticipated to occur in March and April of 2018: (1) the restricted stock awarded to Ms. Bachmann in March 2013; (2) the performance share units awarded to Ms. Bachmann in March of 2015; (3) one-third of the restricted stock units awarded to Ms. Bachmann in March 2015; (4) one-third of the restricted stock units awarded to Ms. Bachmann in March 2016; and (5) one-third of the restricted stock units awarded to Ms. Bachmann in March 2017. Ms. Bachmann established her 10b5-1 Plan for tax and financial planning purposes.

Each of the above-described 10b5-1 Plans was adopted during an authorized trading period and when the officer adopting the plan was not in possession of material non-public information. Transactions under these 10b5-1 Plans will be reported through Form 144 and Form 4 filings made with the Securities and Exchange Commission, as appropriate.

The information disclosed in this Item 7.01 is being furnished, not filed. By furnishing the information in this Item 7.01, the Company is making no admission as to the materiality of such information.

Item 8.01    Other Events.

On December 1, 2017, the Company issued a press release announcing that, on November 29, 2017, its Board of Directors declared a quarterly cash dividend of $0.25 per common share payable on December 29, 2017 to shareholders of record as of the close of business on December 15, 2017. This press release is filed herewith as Exhibit 99.3 hereto and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	99.1	Big Lots, Inc. press release on operating results and guidance dated December 1, 2017.

	99.2	Big Lots, Inc. conference call transcript dated December 1, 2017.

	99.3	Big Lots, Inc. press release on dividend declaration dated December 1, 2017.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: December 5, 2017	By:	/s/ Ronald A. Robins, Jr.
Ronald A. Robins, Jr.
Senior Vice President, General Counsel
and Corporate Secretary